Prospectus Supplement No. 6                     Filed Pursuant To Rule 424(b)(3)
To Prospectus Dated February 11, 2000           Registration No. 333-95935

                                 $500,000,000

                          EXODUS COMMUNICATIONS, INC.

    4 3/4% Convertible Subordinated Notes Due July 15, 2008 and 14,203,400 shares of Common Stock Issuable Upon Conversion of the Notes

                              -------------------

     This prospectus supplement relates to the resale by the holders of 4 3/4% Convertible Subordinated Notes due March 15, 2008 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated February 11, 2000 and the prospectus supplements dated April 10, 2000, May 25, 2000, September 18, 2000, November 27, 2000 and January 23,
2001, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

Recent Developments

     On February 9, 2001, Exodus Communications, Inc. (the "Company") issued 13,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock")pursuant to an Underwriting Agreement dated February 5, 2001 (the "Equity Underwriting Agreement") between the Company and the representatives of the underwriters named therein (the "Representatives"). An additional 1,950,000 shares of Common Stock are subject to an over-allotment option, exercisable within 30 days, granted to the underwriters in the Equity Underwriting Agreement.

     On February 9, 2000, the Company also issued $500,000,000 aggregate principal amount of its 5 1/4% Convertible Subordinated Notes due February 15, 2008 (the "Notes") pursuant to an Underwriting Agreement ("Notes Underwriting Agreement") between the Company and the Representatives dated February 5, 2001 and on February 16, 2001 offered an additional $75,000,000 aggregate principal amount of the Notes pursuant to the Underwriter's exercise of an over-allotment option granted to the underwriters in the Notes Underwriting Agreement. The Notes are convertible into shares of the Company's Common Stock and were issued pursuant to a Subordinated Indenture, dated as of February 9, 2001 and a Supplemental Subordinated Indenture, dated as of February 9, 2001.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below.

----------------------------------------------------------------------------------------
Name             Principal Amount of    Common Stock       Common     Common Stock Owned
                 Notes Beneficially    Owned Prior to       Stock     After Completion
                 Owned and Offered      the 0ffering       Offered    of the Offering
                                          (1) (2)            (2)
----------------------------------------------------------------------------------------
Lyxor Master         250,000               7,101            7,101             0
   Fund
----------------------------------------------------------------------------------------

(1) Includes common stock into which the notes are convertible.

(2) Assumes a conversion rate of 28.4068 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

     Investing in our common stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus and those contained in documents incorporated by reference into this prospectus.

                              -------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                              -------------------

     The date of this prospectus supplement is March 7, 2001.